Exhibit 10.1

REPRESENTATIVE AND ACCOUNT TRANSFER AGREEMENT

BETWEEN AND AMONG

MULTI-FINANCIAL SECURITIES CORPORATION,

REGAN HOLDING CORP.

LEGACY ADVISORY SERVICES, INC.

LEGACY FINANCIAL SERVICES, INC.

May 31, 2007

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

REPRESENTATIVE AND ACCOUNT TRANSFER AGREEMENT

THIS REPRESENTATIVE AND ACCOUNT TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2007 between and among Multi-Financial Securities Corporation, a Colorado corporation ("Multi-Financial"), Regan Holding Corp., a California corporation (“Regan”), Legacy Financial Services, Inc., a California corporation (“Legacy”), and Legacy Advisory Services, Inc. (“LAS”), a California corporation (Regan Holding, Legacy and LAS are collectively known as the “Legacy Parties”).

W I T N E S S E T H:

WHEREAS, Regan has decided to discontinue its involvement in the advisory and securities business, the advisory business conducted by Legacy and LAS, and the securities business conducted by registered broker-dealer Legacy, except to the extent Legacy receives the additional payments under Article II (2.7); and

WHEREAS, the Legacy Parties wish to transfer Legacy’s registered representatives and customer accounts to Multi-Financial, a broker-dealer; and

WHEREAS, the Legacy Parties wish to assist and cooperate with Multi-Financial, and Multi-Financial wishes to assist and cooperate with the Legacy Parties in the orderly transfer of Legacy’s registered representatives, customers and accounts; and

NOW, THEREFORE, in consideration of the foregoing and the premises, promises, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Construction

1

Construction.  The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof.  In this Agreement, unless the context otherwise requires, (i) words describing the singular number shall include the plural and vice versa, (ii) words denoting any gender shall include all genders and (iii) the word "including" shall mean "including without limitation." In interpreting and enforcing this Agreement, each of the representations and warranties set forth in this Agreement shall be given independent effect and shall not be deemed superseded or modified by any other such representation or warranty.

ARTICLE II

BASIC TRANSACTION; CLOSING

2.1

Transfer of Registered Representatives

2.1.1

Set forth on Schedule 2.2.1a is a listing of all of the registered representatives of Legacy as of the date hereof (the “Legacy Registered Representatives”).  Upon the terms and subject to the conditions of this Agreement, the Legacy Parties shall take all reasonable action requested by Multi-Financial to promptly (A) facilitate the transfer on the records of the National Association of Securities Dealers (“NASD”) to Multi-Financial of the registrations of the Legacy Registered Representatives selected by Multi-Financial in its sole discretion (the "Transferred Representatives") and (B) facilitate the transfer on the records of the insurance companies to Multi-Financial of the appointments of the Transferred Representatives.  The Legacy Parties acknowledge and agree that Multi-Financial will conduct reviews on each Legacy Registered Representative as required by NASD Rules, and may, in its sole discretion, reject any Legacy Registered Representative for any reason or may require any Transferred Representative to be placed under heightened supervision.  Those Legacy Registered Representatives whose registrations and appointments are not being transferred to Multi-Financial are set forth in Schedule 2.1.1b, to the extent known as of the Transfer Date (as defined below) of this Agreement (“Excluded Representatives”).  Such list may be amended by Multi-Financial in its sole discretion until the Transfer Date, after which it may only be amended by agreement among the parties.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

2.1.2

Within a reasonable amount of time following the Closing Date (as defined below), Regan and Legacy shall promptly notify each of the Legacy Registered Representatives that Regan has decided to discontinue its as well as Legacy’s and LAS’ provision of advisory and retail brokerage services, and that the Legacy Parties wish to assist and cooperate in the orderly transfer to Multi-Financial of the Transferred Representatives and the accounts of any customer (“Customers”) of Legacy who has a brokerage, advisory, custody or other account, including accounts of Bank Clients (as defined below) (“Accounts”), as of the Transfer Date.

2.1.3

On or before the Closing Date, Legacy shall notify the NASD that the registrations of the Transferred Representatives are to be transferred to Multi-Financial, effective at the close of business on the Transfer Date or such earlier date as required by the NASD.  This notice shall also include a notification of Legacy’s termination of its retail brokerage business.  A copy of this notice shall be provided to Multi-Financial.  Each party hereto shall execute all documents that may be necessary or required by applicable Law to effect such mass transfer. The parties expressly agree that Multi-Financial does not assume any liabilities, duties or obligations (whether contractual or otherwise) that Regan, the Legacy Parties or any other Person may have or have had with respect to the Transferred Representatives or Excluded Representatives on or prior to the Execution Date.

2.1.4

On or before the Transfer Date, the Legacy Parties shall waive its or their respective right, as applicable, to enforce and shall terminate in writing any non-competition, or non-solicitation provisions that would prevent any of the Transferred Representatives from soliciting securities and/or insurance business.

2.2

Transfer of Customer Accounts.

2.2.1

In the event Legacy has determined that a bulk transfer of Accounts would be permitted by NASD Rules, and Legacy and Multi-Financial elect to transfer Accounts in bulk from Legacy to Multi-Financial, then as soon as possible after the Closing Date, Legacy and Multi-Financial shall in cooperation with each other and with each party’s respective clearing agent prepare a form of Negative Response Letter ("Negative Response Letter"). In the event that Legacy and Multi-Financial elect to transfer Accounts on an account-by-account basis via ACAT transfer, Legacy will obtain any necessary Customer consent to transfer the Accounts to and share information with Multi-Financial as necessary to facilitate this process.  In either case, the Negative Response Letter shall comply with all applicable NASD Rules and shall inform Customers of the method in which their Accounts are being transferred to Multi-Financial. The parties acknowledge that as of the Closing Date, Multi-Financial will begin communicating with Legacy’s clearing agent as appropriate, and Legacy shall instruct its clearing agent to cooperate with Multi-Financial and Pershing, LLC, the clearing firm for Multi-Financial (“Pershing”) regarding the Transferred Representatives, the Accounts and the Customers.

2.2.2

As soon as possible after the Closing Date, the parties shall cooperate in obtaining NASD review of and in the mailing of the Negative Response Letters to all Customers with Accounts held at Legacy’s clearing agent.  Upon receipt of the required consent, approval or waiver from the Customers (“Consent”) or the expiration of the applicable waiting period, as applicable, Regan and Legacy shall cooperate with Pershing and shall take, and shall provide written instructions to its clearing agent to cooperate with Pershing and take, all actions necessary to transfer the Legacy Transferred Accounts (as defined below) to Multi-Financial as of the agreed upon date and provide the Legacy Transferred Account information to Pershing.

2.2.2.1

For all advisory accounts maintained by Legacy, as soon as possible after the Closing Date, Legacy will use its best efforts to cause all Customers with advisory relationships to execute all required documentation to cause the advisory account to be initiated and maintained at Multi-Financial.

2.2.2.2

The parties understand that Accounts and Customers not satisfying documentation requirements for transfer, including all advisory accounts and Accounts failing to complete ACAT and account documentation, and for Accounts not providing consent, to the extent required, prior to the termination of the applicable period of time will cause the account to be orphaned and surrendered to Legacy’s clearing agent.  The parties understand further that Multi-Financial has the right in its sole discretion to refuse to maintain an account if it has a reasonable basis to believe that the account violates any Laws, or might result in an unacceptable level of risk to Multi-Financial.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

2.2.3

Legacy shall be responsible for the payment of all fees owing to its clearing agent with respect to its clearing arrangement.

2.2.4

A Legacy Customer Account which has been transferred from Legacy to Multi-Financial is referred to as a "Legacy Transferred Account."

2.2.5

Legacy shall be entitled to all fees and credits due from its clearing agent or received by Multi-Financial, accruing with respect to the Legacy Transferred Accounts prior to the Transfer Date and Multi-Financial shall be entitled to all fees and credits due from Legacy’s clearing agent or received by or on behalf of Legacy accruing with respect to the Legacy Transferred Accounts on and after the Transfer Date. To the extent that either party (or an affiliate thereof) receives fees to which the other party is entitled hereunder, such party shall be deemed to hold such fees in trust for and shall promptly transmit such fees to the party that is entitled to such fees.

2.3

Transfer of Bank Networking Agreements.

2.3.1

As soon as possible after Closing Date, Legacy shall provide written notification (the “Termination Notice”) to each financial institution that is associated with Legacy or the Legacy Registered Representatives (listed on Schedule 2.3.1 attached) (“Bank Clients”) that it will no longer provide services to such client under any contract between Legacy and the Bank Client (“Bank Networking Agreements”) effective as of the Transfer Date.  After delivery of the Termination Notices, Legacy shall introduce Multi-Financial to each individual or entity who is a customer of a Bank Client as of the Closing Date (“Bank Customer”), shall use its reasonable best efforts to encourage each Bank Client to enter into a contractual relationship with Multi-Financial (whether by entering into a new written agreement with Multi-Financial or consenting to the assignment of the existing Bank Networking Agreement between such Bank Client and Legacy) and shall provide reasonable assistance to Multi-Financial in obtaining such contractual relationships.  The Legacy Parties shall make no communications to the Bank Clients regarding the terms of this Agreement without the prior approval of Multi-Financial.

2.3.2

Legacy and Multi-Financial shall in cooperation with each other and with Legacy’s clearing agent to the extent that the parties are contemplating a mass transfer of Accounts or as otherwise appropriate, to prepare a Negative Response Letter. The Negative Response Letter shall comply with all applicable rules and regulations of the NASD and shall inform the Bank Customers that their Accounts are being or may be transferred to Multi-Financial. The parties acknowledge that as of the Closing Date, Multi-Financial will begin communicating with Legacy’s clearing agent and Legacy shall instruct its clearing agent to cooperate with Multi-Financial and Pershing regarding the Bank Customer Accounts and the Bank Customers.

2.3.3

The parties shall cooperate in the mailing of the Negative Response Letters to all Bank Customers.  Legacy shall cooperate with Multi-Financial and Pershing and shall take, and shall cause Legacy’s clearing agent to cooperate with Multi-Financial and Pershing and take all actions necessary to transfer, upon the receipt of the required Consents from the Customers or the expiration of the applicable waiting period, the Bank Customers Accounts that are thereby transferred (“Bank Transferred Accounts”) to Multi-Financial in an efficient and cost-effective manner and provide the Bank Transferred Account information to Pershing.  All actions to be taken in connection with the transfer of Bank Transferred Accounts to Multi-Financial shall be taken at the direction of Multi-Financial and Legacy shall provide written instructions to its clearing agent to cooperate with and act upon any instructions provided by Multi-Financial.

2.3.4

Legacy shall be responsible for the payment of all fees owing to its clearing agent with respect to its clearing arrangement for the Bank Customer Accounts.

2.3.5

Legacy shall be entitled to all fees and credits due from its clearing agent or received by Multi-Financial, accruing with respect to the Bank Transferred Accounts prior to the Transfer Date and Multi-Financial shall be entitled to all fees and credits due from Legacy’s clearing agent or received by or on behalf of Legacy accruing with respect to the Bank Transferred Accounts on and after the Transfer Date. To the extent that either party (or an affiliate thereof) receives fees to which the other party is entitled hereunder, such party shall be deemed to hold such fees in trust for and shall promptly transmit such fees to the party that is entitled to such fees.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

2.4

Directly Held Accounts.

Set forth on Schedule 2.4 is a complete and accurate list of all mutual fund complexes and insurance companies at which Accounts are maintained on behalf of Legacy (“Directly Held Accounts”).

2.4.1

As soon as possible after the Closing Date, Legacy shall, in cooperation with Multi-Financial, prepare a Negative Response Letter for Customer with Directly Held Accounts. The Negative Response Letter shall comply with all applicable NASD Rules and shall inform Customers that have Directly Held Accounts that, following the expiration of thirty (30) days after deliver of the Negative Response Letter, excepting for those Customers who opt out, Multi-Financial will be designated as the Broker Dealer of Record for purposes of servicing Customers, and assisting Customers in effecting future transactions for their Accounts. As soon as possible after the Closing Date, the parties shall cooperate in the mailing of the Negative Response Letters to all Customers with Directly Held Accounts.  The parties acknowledge that as of the Closing Date, Multi-Financial will begin communicating with the mutual fund complexes and insurance companies set forth of Schedule 2.4 regarding the change of the Broker Dealer of Record.

2.4.2

Upon the receipt of the required Consents from the Customers or the expiration of the applicable waiting period, Legacy shall prepare and mail notification to all of the mutual fund complexes and insurance companies identified in Schedule 2.4 that for the purposes of servicing Customers, and assisting Customers in effecting future transactions, Multi-Financial shall be designated the Broker Dealer of Record on each such Account. To the extent necessary, Legacy and Multi-Financial shall also coordinate with the National Securities Clearing Corporation ("NSCC") in accomplishing a change in the Broker Dealer of Record with all entities listed in Schedule 2.4.

2.4.3

Legacy shall be entitled to all commissions and distribution fees pursuant to 12b-1 or similar plans accruing with respect to Accounts maintained with the entities set forth in Schedule 2.4 prior to the Transfer Date. Multi-Financial shall be entitled to all commissions and distribution fees pursuant to 12b-1 or similar plans accruing with respect to Accounts maintained with the entities set forth in Schedule 2.4 on and after the Transfer Date. To the extent that either party (or an Affiliate thereof) receives fees to which the other party is entitled hereunder, such party shall be deemed to hold such fees in trust for and shall promptly transmit such fees to the party that is entitled to such fees.  To the extent that Multi-Financial receives fees which accrued prior to the Transfer Date which are to be paid to any Transferred Representative, such fees shall be paid to such Transferred Representative in the ordinary course of Multi-Financial's business.

2.5

No Other Assets Transferred.  The parties acknowledge and expressly agree that Multi-Financial is not acquiring any rights, title or interests in any assets of Regan or Legacy.

2.6

Excluded Liabilities. Except as expressly stated herein, the parties acknowledge and expressly agree that Multi-Financial is not assuming and will not have responsibility for any liabilities or obligations of the Legacy Parties.

2.7

Consideration.

2.7.1

Measurement Date.  The parties have agreed to establish the date as of the next month end following sixty (60) days after the Transfer Date as the date established for purposes of calculating the amount of the Initial Payment and each of the four Anniversary Payments as set forth and defined below (the “Measurement Date”).

2.7.2

Initial Payment.

On the Measurement Date, upon full satisfaction of the conditions set forth in this Agreement, Multi-Financial shall make a payment to Legacy in the amount of eleven and one half percent (11.5%) of the aggregate gross dealer concessions (“GDC”) earned at Legacy by those Transferred Representatives who are, as of the Measurement Date, registered with Multi-Financial completely and in good order with the NASD and in all jurisdictions in which that Transferred Representative intends on doing business, for the one year period commencing May 1, 2006 and ending April 30, 2007 (the “Initial Payment”).  GDC shall include all cash commissions or fees, including from the sale of investment company and variable contract securities, and shall not include any other cash or non-cash compensation, including but not limited to discounts, concession or service fees, marketing allowances, loans, overrides, cash employee benefits, merchandise, gifts, prizes and travel expenses.  Notwithstanding, if as of the end of the sixth month following the Measurement Date, Transferred Representatives constituting forty (40) percent or more of the GDC used in the calculation of the Initial Payment have terminated or been terminated for any reason, the total portion of the Initial Payment attributed to those terminated Transferred Representatives shall be recouped by Multi-Financial.  Legacy and Regan shall be jointly and severally responsible to provide this payment to Multi-Financial within ten (10) days following end of this period.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

2.7.3

Anniversary Payments.  On each of the first four (4) anniversary dates of the Measurement Date (the “Anniversary Dates”), upon full satisfaction of the conditions set forth in this Agreement and subject to the minimum percentage set forth below, Multi-Financial shall make a payment to Legacy in the amount of the percentage set forth below of the aggregate GDC earned at Multi-Financial by those Transferred Representatives for the one year period then ended on the Anniversary Date who are, as of that applicable Anniversary Date, registered with Multi-Financial completely and in good order with the NASD and in all jurisdictions in which that Transferred Representative intends on doing business (the “Anniversary Payments”).  The percentage of GDC for calculation of each Anniversary Payment is as follows:

Amount of Aggregate GDC earned by the Transferred Representatives for the one year period ended on the applicable Anniversary Date	Anniversary Payment as a Percentage of actual aggregate GDC
less than $10mm $10mm to $12mm above $12mm	0% 3% 4.5%

2.7.4

Notwithstanding the forgoing, in the event that on any Anniversary Date Multi-Financial determines that the Legacy Parties are in material breach of (A) any of the conditions and covenants undertaken by the Legacy Parties pursuant to this Agreement, or (B) the representations and warranties made by the Legacy Parties in this Agreement, Multi-Financial may, upon thirty (30) days’ prior notice to the Legacy Parties and in the absence of the Legacy Parties’ cure of such material breach or, at Multi-Financial’s sole discretion, provision to Multi-Financial of acceptable recompense therefor, prior to the end of such notice period, in its sole discretion, terminate, suspend or condition its obligation to make any subsequent Anniversary Payment.  Multi-Financial’s right to terminate, suspend or condition its obligation to make an Anniversary Payment shall be in addition to any other rights or remedies it may have under this Agreement or in accordance with applicable Law.

2.8

No Other Parties.

The parties agree that there are no other individuals or entities other than the individuals and entities that are parties to this Agreement who are entitled to any compensation in accordance with this Agreement.  Each of the parties acknowledge and agree that no other party participated in the negotiations for this Agreement nor did any party hereto receive any advice from any other party regarding this Agreement or the suitability of the transactions set forth in this Agreement.

2.9

Transfer Date.  The Transfer Date of this Agreement shall be June 29, 2007, or such later date as the parties mutually agree (the "Transfer Date"), but shall not occur prior to the expiration of the response period of the Negative Consent Letters or the receipt of the NASD’s approval of Legacy’s notice pursuant to Paragraph 2.1.3.

2.10

Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Multi-Financial at 9:00 a.m. local time on or prior to June 7, 2007, or such other date as the parties may mutually determine (the “Closing Date”).

2.11

Closing Deliveries.  At the Closing and as a further condition of the Closing, the Parties shall take the following actions:

(a)

The Legacy Parties shall deliver or cause to be delivered to Multi-Financial the following:

i.

A certificate dated the Closing Date executed by the President of Regan confirming the representations set forth in Sections 6.1;

ii.

A certificate dated the Closing Date executed by the President of Legacy confirming the representations set forth in Sections 6.1;

iii.

A certificate dated the Closing Date executed by LAS confirming the representations set forth in Section 6.1;

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

iv.

A copy, certified as of the Closing Date by the Secretary or Assistant Secretary of each of the Legacy Parties of the resolutions of its board of directors (or similar governing body) authorizing the execution and delivery of this Agreement and the transactions contemplated herein;

v.

An executed copy of this Agreement;

vi.

A copy of the Form ADV/W to be filed Securities and Exchange  Commission (“SEC”) by Legacy and LAS, as applicable, and any other affiliates engaged in the advisory or securities business, and a copy of all correspondence related thereto;

vii.

A copy of the Form 1017 filed by Legacy with the NASD;

viii.

Copies of the Negative Response Letters;

ix.

Evidence of the Legacy Parties’ acquisition of an extended reporting endorsement to its current errors and omissions policy (policy no. A02050592400 issued by Clarendon America Insurance Company) (the “Policy”), which endorsement shall extend the Policy’s coverage for a period ending, at a minimum, on the ninetieth day following the fourth anniversary of the Measurement Date; and

x.

Any other documents or certificates reasonably requested by Multi-Financial.

(b)

Multi-Financial shall deliver or cause to be delivered to the Legacy Parties the following:

i.

A certificate dated the Closing Date executed by an officer of Multi-Financial to the effect of the matters set forth in Sections 6.2; and

ii.

An executed copy of this Agreement.

ARTICLE III

Representations and Warranties

3.1

Representations and Warranties of Regan and Legacy. The Legacy Parties hereby represent and warrant to Multi-Financial that the statements contained in this Section 3.1 are true, correct and complete on the date hereof and will be true, correct and complete as of the Transfer Date (as though made as of the Transfer Date):

3.1.1

Corporate Existence and Power. Each of the Legacy Parties is a California corporation duly organized and validly existing under the laws of the State of California.  Each of the Legacy Parties is duly qualified to do business and is in good standing in all the jurisdictions where the conduct of its business or ownership or leasing of its property or assets with respect thereto requires it to be so qualified, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. Legacy is currently registered and has been at all times registered in good standing with each of the SEC and NASD since commencement of its operations.  Each of the Legacy Parties has the power and authority and all licenses, permits and authorizations necessary to carry on its business as it is now being conducted, to own and use all its properties and assets, and has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.

3.1.2

Authorization. The execution and delivery of this Agreement and each of the documents and instruments required hereby, the consummation of the transactions contemplated hereby and thereby and the performance by the Legacy Parties of their respective obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Legacy Parties. This Agreement and each of the documents and instruments required hereby have been, or will be, duly executed and delivered by the Legacy Parties and constitutes, or upon the execution and delivery thereof will constitute, the legal, valid and binding obligations of the Legacy Parties, enforceable against the Legacy Parties in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally and to general equitable principles.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

3.1.3

Non-Contravention.  Neither the execution and delivery of this Agreement and each of the documents and instruments required hereby by Regan and Legacy nor the consummation by the Legacy Parties of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will (a) conflict with, or result in any breach or violation of or default or loss of any benefit under, any provision of Regan's, Legacy’s or LAS’ articles of organization; (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Regan or Legacy is subject, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Legacy Parties is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets).  Except as set forth herein, neither of the Legacy Parties needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

3.1.4

Litigation. Except as disclosed in Schedule 3.1.4, there is no legal action, suit, arbitration or proceeding (whether criminal or civil) pending or, to the knowledge of the Legacy Parties, threatened by or with respect to, the Legacy Parties, the Business, any Transferred Representative or Customer, by or before any court, arbitration panel, hearing or any other forum that would affect any of the Legacy Parties’ ability to perform its obligations hereunder.  There is no basis in fact for any such action, suit, arbitration or proceeding against or involving the Legacy Parties, whether at law, in equity or otherwise, or any other facts or circumstances of which the Legacy Parties has knowledge that in any manner challenges or seeks to prevent, alter or materially delay the execution of this Agreement.

3.1.5

Compliance with Laws. To the knowledge of the Legacy Parties, each of Regan, Legacy and LAS except as disclosed in Schedule 3.1.5: (i) has complied in all material respects with each and is not in violation in any material respect of any federal, state or local laws, statutes, rules, rulings, codes, plans, injunctions, negotiations, orders, ordinances, judgments or decrees (“Laws”) of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, quasi-governmental authority or self-regulatory organization (“Governmental Authority”) to which it is subject and its Transferred Representatives and their conduct are subject and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply; and (ii) has not failed to obtain any license, permit, certificate or other governmental authorization necessary to the conduct of the Business.  The Legacy Parties represent and warrant that all of the Transferred Representatives are independent contractors and not employees of the Legacy Parties and neither Regan nor Legacy has received any inquiry or challenge from the IRS or any Governmental Authority with respect to that status.

3.1.6

Brokerage/Finder's Fees. Neither Regan nor any party that controls, is controlled by or in common control with Regan has retained any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would give rise to any valid claim by any individual, corporation, partnership, limited liability company, association, trust or other entity or organization against Multi-Financial for a finder's fee.

3.2

Representations and Warranties of Multi-Financial.  Multi-Financial hereby represents and warrants to the Legacy Parties that the statements contained in this Section 3.2 are true, correct and complete on the date hereof and will be true, correct and complete as of the Transfer Date (as though made as of the Transfer Date):

3.2.1

Corporate Existence and Power. Multi-Financial is a corporation duly organized and validly existing under the laws of the State of Colorado and has the power and authority carry on its business as now conducted. Multi-Financial is duly qualified to do business and is in good standing in the jurisdictions where the conduct of its business requires it to be so qualified, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

3.2.2

Authorization. The execution and delivery of this Agreement and each of the documents and instruments required hereby, the consummation of the transactions contemplated hereby and thereby and the performance by Multi-Financial of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Multi-Financial, this Agreement and each of the documents and instruments required hereby have been, or will be, duly executed and delivered by Multi-Financial and constitutes, or upon the execution and delivery thereof will constitute, the legal, valid and binding obligations of Multi-Financial, enforceable against Multi-Financial in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and to general equitable principles.

3.2.3

Non-Contravention. Neither the execution and delivery of this Agreement and each of the documents and instruments required hereby by Multi-Financial nor the consummation by Multi-Financial of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will (a) conflict with, or result in any breach or violation of or default or loss of any benefit under, any provision of Multi-Financial's articles of incorporation or bylaws; (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Multi-Financial is subject, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Multi-Financial is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or lien would not have a material adverse effect.

3.2.4

Brokerage/Finder's Fees. Multi-Financial has not retained any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would give rise to any valid claim by any individual or entity against any of the Legacy Parties for a finder's fee, brokerage commission or similar payment and Multi-Financial shall be solely liable for the same.

3.2.5

Litigation. Except as disclosed in Schedule 3.2.5, there is no legal action, suit, arbitration or proceeding (whether criminal or civil) pending or, to the knowledge of the Multi-Financial, threatened by or with respect to, Multi-Financial, by or before any court, arbitration panel, hearing or any other forum that would affect Multi-Financial’s ability to perform its obligations hereunder.  There is no basis in fact for any such action, suit, arbitration or proceeding against or involving Multi-Financial, whether at law, in equity or otherwise, or any other facts or circumstances of which Multi-Financial has knowledge that in any manner challenges or seeks to prevent, alter or materially delay the execution of this Agreement.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1

Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Multi-Financial and the Legacy Parties shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate their respective obligations under this Agreement.  Multi-Financial and the Legacy Parties each agree to execute and deliver promptly such other documents, certificates, letters, notifications, agreements, instruments, indentures, mortgages and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Agreement.  Legacy shall constitute and appoint (and deliver any documents reasonably required by Multi-Financial to evidence such appointment), effective as of the Transfer Date, Multi-Financial and its successors and assigns as the true and lawful attorney of Legacy with full power of substitution in the name of Legacy, but for the benefit of Multi-Financial, to collect for the account of Multi-Financial all amounts which may be due to Multi-Financial after the Transfer Date with respect to any Transferred Representative, Customer or Account. Multi-Financial shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

4.2

Access to Records. Upon reasonable prior notice, at all reasonable times from and after the date hereof until the Transfer Date, the Legacy Parties shall afford to Multi-Financial and its respective accountants, counsel, financial advisors and other representatives full and complete access to the Legacy Parties’ books, accounts, financial and other records, contracts, reports, studies, financial statements, governmental reports, regulatory filings and applications, customer lists, and all other information or documents of every kind, in each case solely relating to the Business; the Legacy Parties agree to maintain all records which they are required to keep as of the date hereof, pursuant to the rules and regulations of the SEC and NASD, in a readily accessible location, of which Multi-Financial shall be advised (including any changes thereto) for a period of six (6) years from the Transfer Date, and shall undertake to cause any entity which shall have custody of such records, to make them available to Multi-Financial for any reasonable purpose.  Promptly after the Closing Date, Regan and/or Legacy shall provide to Multi-Financial copies of the forms U-4 with respect to each Legacy Registered Representative, copies of all Customer new account forms, all other Customer agreements and any and all other documents reasonably requested by Multi-Financial.

4.3

Certain Filings.  The Legacy Parties and Multi-Financial shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any consent is required in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents or authorizations.  As soon as possible after the Closing Date, Legacy shall promptly file a Form 1017 with the NASD as may be required by the NASD, along with any other NASD, SEC, state and federal filings and notifications as may be necessary or appropriate.  The Legacy Parties shall each, to the extent applicable, work with the SEC to ensure that all requirements for filing their respective Forms ADV/W.  Legacy shall work with the NASD to ensure that all requirements for continuing its registration for the sole purpose of receiving compensation in connection with the Transactions as contemplated herein are properly satisfied.  Legacy shall work with the NASD, to the extent it deems necessary, to ensure that all requirements for bulk transfer of accounts have been satisfied prior to issuing Negative Response Letters or instructing Multi-Financial to take any related action.

4.4

Public Announcements.  None of the parties hereto shall issue any press release or make any public statement with respect to this Agreement or the Transactions, including, without limitation, the consideration received by Legacy or the other terms and condition of this Agreement, except as may otherwise be required by applicable Law, without the prior written approval of the other party hereto.

4.5

Notice of Developments.  Multi-Financial and each of the Legacy Parties shall promptly notify the other parties of any notice or other communication from any Governmental Authority in connection with the Business or this Agreement.

4.7

Conduct of Securities Business.

During the forty-eight month period following the Transfer Date, none of the Legacy Parties shall, directly or indirectly, engage in a broker-dealer or investment adviser business in a manner that results in the hiring or registration of any of the Transferred Representatives, or the solicitation of the securities or investment advisory business of the Legacy Transferred Accounts, by any of the Legacy Parties or any of their officers, directors, employees, subsidiaries or Affiliates.   The Legacy Parties agree that in the event of a breach of its obligations pursuant to this Paragraph 4.7, Multi-Financial shall be entitled to injunctive relief barring the Legacy Parties from further acts of breach, in addition to any other rights or remedies Multi-Financial may have pursuant to this Agreement or applicable law.  For this purpose, the Legacy Parties hereby submit to the personal jurisdiction of the Colorado state courts, or the Federal District Court sitting in Denver, Colorado, and waive any claims or arguments that these forums are inconvenient.

4.8

Multi-Financial Payments.

The parties hereto acknowledge and agree that Multi-Financial shall be obligated to pay all proceeds payable in connection with this Agreement, and any commission payments and overrides only to entities and/or individuals that are entitled to receive such payments under applicable federal and state securities Laws.  In addition, following the Transfer Date, the Legacy Parties acknowledge and agree that Multi-Financial shall make (a) all commission and override payments associated with customers of registered representatives directly to those registered representatives, and (b) the Initial Payment and Anniversary Payments shall be made directly to Legacy, which shall remain in business for the sole reason of receiving any compensation pursuant to this Agreement, and Legacy covenants and agrees that it shall not pay, distribute or otherwise share regional overrides, commission overrides nor commission payments to or with individuals or entities who are not properly licensed pursuant to applicable NASD Rules to receive such payments.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

4.9

Transferred Representatives’ Compliance With Law.  Through the Transfer Date, the Legacy Parties shall use their best efforts to cause all Transferred Representatives to comply with all applicable Laws.

4.10

Transferred Representative Due Diligence; Employees.  In addition to the due diligence materials provided to Multi-Financial prior to the Closing Date, the Legacy Parties shall through the Transfer Date provide such additional due diligence material, including material requested to permit Multi-Financial to perform due diligence on the Legacy Registered Representatives and Customers, and shall provide ongoing access to the Legacy Parties’ offices, records, data and explanations as are necessary in the reasonable opinion of Multi-Financial to enable Multi-Financial to perform its due diligence inquiry, including continued access to the Legacy Parties’ executive officers, auditors and legal counsel.  The Legacy Parties acknowledge and agree that Multi-Financial shall have no obligation to offer to employ or to employ any employee of the Legacy Parties or any affiliate thereof and the Legacy Parties or their respective affiliates shall be solely responsible for all costs and expenses in connection with the termination of such employees.

4.11

Termination of Activities.

After the Transfer Date, Legacy and LAS as applicable, shall retain their respective investment adviser and/or broker-dealer registrations with the SEC, NASD and/or applicable states only so long as is necessary to comply with applicable Law and to perform this Agreement.  Legacy shall be entitled to withdraw its applicable broker-dealer registrations only upon the written authorization from, as applicable, the SEC, NASD and/or applicable states.

4.12

Multi-Financial Representative Transfers.  Commencing on the Transfer Date and ending on the fourth anniversary of the Measurement Date, Multi-Financial agrees that it will not initiate the transfer of the registration or business of any of the Transferred Representatives to any broker-dealer or investment adviser Affiliate of Multi-Financial, unless such Affiliate agrees to be bound by this Agreement with respect to the applicable Transferred Representatives.  Notwithstanding the above, Multi-Financial shall not be prohibited from assigning, delegating, selling or transferring this Agreement in accordance with Section 7.4.

ARTICLE V

Indemnification; Survival

5.1

Survival of Representations and Warranties.

All representations and warranties of the Legacy Parties and Multi-Financial, respectively, contained in this Agreement shall survive the Closing Date and shall continue until ninety (90) days following the fourth anniversary after the Measurement Date.

5.2

Indemnification by the Legacy Parties. The Legacy Parties hereby agree to jointly and severally indemnify Multi-Financial and its officers, managers, employee, agents, Affiliates and permitted assigns (collectively, the "Multi-Financial Indemnified Parties") against, and agrees to hold each of them harmless from, any and all losses, damages, liabilities, costs, expenses (including, but not limited to, reasonable fees and disbursements of counsel), claims, assessments, judgments, liens and other obligations incurred or suffered by any of them in connection with, relating to or arising out of:

5.2.1

any breach of a representation or warranty by any or all of the Legacy Parties contained in this Agreement or in any agreement, instrument, document or certificate delivered by them in connection with this Agreement;

5.2.2

any breach of a covenant or agreement made or to be performed by any or all of the Legacy Parties pursuant to this Agreement or in any agreement, instrument, document or certificate delivered by them in connection with this Agreement;

5.2.3

any liability relating to the Transferred Representatives, Customers, Accounts or clearing arrangement (and the failure of Legacy to satisfy, discharge or pay any such liability) that arises on or prior to the Transfer Date;

5.2.4

all other liabilities arising out of or resulting from the operation of any of the Legacy Parties’ business prior to and following the Transfer Date including, but not limited to, complaints, customer claims, mutual fund breakpoint liability, employee severance costs, fees and expenses for the transfer of Accounts, fines and penalties;

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

5.2.5

any claim, action, suit, arbitration, investigation or proceeding (whether criminal, civil or administrative) to which Multi-Financial or its affiliates is made a party or becomes subject and which arises out of or results from or is in any way related to (a) any of the Legacy Parties’ actions or omissions with respect to the Transferred Representatives, Customers and Accounts on or prior to the Transfer Date, (b) the actions or omissions of the Transferred Representatives on or prior to the Transfer Date, (c) the breach by Legacy of any of the Bank Networking Agreements or any non-competition, non-solicitation or similar restriction imposed upon any of the Legacy Parties, (d) the breach by the Legacy Parties’ officers, managers, employees and Affiliates of any non-competition, non-solicitation or similar restriction that is due to the performance of this Agreement,  (e) the termination of any of the Legacy Parties’ employees, or (f) the failure of Multi-Financial to transfer any Legacy Registered Representatives; and

5.2.6

any claim, action, suit, arbitration, investigation or proceeding (whether criminal, civil or administrative) to which Multi-Financial or its affiliates is made a party or becomes subject and which arises out of or results from or is in any way related to (a) the corporate structure of any of the Legacy Parties including, but not limited to the formation of Regan or any of its subsidiaries or affiliates, or (b) the Legacy Parties’ authorization to receive compensation in connection with this Agreement.

5.3

Indemnification by Multi-Financial. Multi-Financial hereby agrees to indemnify Regan, and its officers, managers, employees, agents and affiliates (collectively, the "Regan Indemnified Parties") against, and agrees to hold each, of them harmless from, any and all losses, damages, liabilities, costs, expenses (including, but not limited to, reasonable fees and disbursements of counsel), claims, assessments, judgments, liens and other obligations incurred or suffered by any of them arising out of:

5.3.1

any breach of representation or warranty by Multi-Financial in this Agreement or in any agreement, instrument, document or certificate delivered by them in connection with this Agreement; and

5.3.2

any breach of covenant or agreement made or to be performed by Multi-Financial pursuant to this Agreement or in any agreement, instrument, document or certificate delivered by it in connection with this Agreement

5.4

Further Indemnification by Multi-Financial.  Multi-Financial agrees to pay the reasonable attorney’s fees and related legal defense costs incurred or suffered by the Regan Indemnified Parties arising out of or resulting from customer complaints and claims that are determined to have been the result of the securities or investment advisory business conducted by the Transferred Representatives through Multi-Financial following the Transfer Date.

5.5

Notice and Defense of Claims.  Each party entitled to indemnification under this Article V (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly, but no later than thirty (30) calendar days, after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided in this Section 5.4 shall not relieve any Indemnifying Party of its obligations under Article V, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party.  In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a "Third-Party Claim") which is or gives rise to an indemnification claim, the Indemnifying Party may elect within ten (10) Business Days (defined as a day other than a Saturday, Sunday and any other day on which the NASDAQ is closed) to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in the defense thereof; provided, further that the Indemnified Party shall have the right to employ, at the Indemnifying Party's expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party's reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least 10 calendar days' notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

from all Liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall promptly furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

5.6

Survival of Indemnification Obligations. Multi-Financial’s right to indemnification by the Legacy Parties provided pursuant to this Agreement shall not be limited in any way by any due diligence or other investigation made by or on behalf of Multi-Financial. The Multi-Financial Indemnified Parties’ right to indemnification contained in this Agreement shall survive the Transfer Date and shall remain in full force and effect thereafter until ninety (90) days following the fourth anniversary of the Measurement Date.  The Regan Indemnified Parties’ right to indemnification contained in this Agreement shall survive the Transfer Date and shall remain in full force and effect thereafter until ninety (90) days following the fourth anniversary of the Measurement Date.

5.7

Limitation of Liability.  Regan’s and Multi-Financial’s respective liabilities pursuant to this Article V shall be limited as follows:

5.7.1

Regan’s liability to the Multi-Financial Indemnified Parties shall be limited, in the aggregate, to the total amounts paid by Multi-Financial to the Legacy Parties pursuant to this Agreement; and

5.7.2

Multi-Financial’s liability to the Regan Indemnified Parties shall be limited, in the aggregate, to $500,000.

ARTICLE VI

Conditions to Obligation to Close

6.1

Conditions to Multi-Financial’s Obligation to Close.  Multi-Financial's obligation to consummate this transaction is subject to satisfaction of the following conditions:

(i)

the representations and warranties of the Legacy Parties set forth in this Agreement shall be true, complete and correct at and as of the Closing Date;

(ii)

the Legacy Parties shall have performed and complied with all of their covenants and obligations hereunder through the Transfer Date;

(iii)

no action, suit, or proceeding shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the terms or conditions of this Agreement, (B) cause any of the terms or conditions to be rescinded following consummation, or (C) affect adversely the right of Multi-Financial to own the Legacy Transferred Accounts or Bank Transferred Accounts (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)

all applicable waiting and/or notice periods (and any extensions thereof) required by the SEC or under the NASD Rules shall have expired or otherwise terminated and all necessary and appropriate approvals or consents of governmental or regulatory bodies or other third parties, including, but not limited to, the Bank Clients with respect to the Bank Networking Agreements and the prior approval, if required, of the NASD shall have been received;

(v)

Multi-Financial shall have completed to its satisfaction its due diligence investigation and transaction audit of the Legacy Parties;

 (vi)

Legacy shall have filed a notice in accordance with NASD Rule 1017 describing this Transaction to the extent deemed necessary or appropriate and shall have received approval from the NASD for ongoing registration for receipt of compensation in accordance with the Transactions, and as deemed necessary, for approval related to the bulk transfer of accounts; and

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

(vii)

Legacy shall have obtained an extended reporting endorsement to its current errors and omissions policy (policy no. A02050592400 issued by Clarendon America Insurance Company) (the “Policy”), which endorsement shall extend the Policy’s coverage for a period ending, at a minimum, on the ninetieth day following the fourth anniversary of the Measurement Date.

6.2

Conditions to the Legacy Parties’ Obligation to Close.  The Legacy Parties obligation to consummate this Agreement is subject to satisfaction of the following conditions:

(i)

the representations and warranties of Multi-Financial set forth in this Agreement shall be true, complete and correct at and as of the Closing Date;

(ii)

Multi-Financial shall have performed and complied with all of its covenants and obligations hereunder through the Transfer Date;

(iii)

no action, suit, or proceeding shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the terms and conditions of this Agreement, (B) cause any of the terms or conditions to be rescinded following consummation, (C) affect adversely the right of Multi-Financial to own the Legacy Transferred Accounts or Bank Transferred Accounts (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(iv)

all applicable waiting and/or notice periods (and any extensions thereof) required by the SEC or under the NASD Rules shall have expired or otherwise been terminated and all necessary and appropriate approvals or consents of governmental or regulatory bodies or other third parties, including, but not limited to, the Bank Clients with respect to the Bank Networking Agreements and the prior approval, if required, of the NASD shall have been received.

ARTICLE VII

Confidentiality and Public Disclosure

7.1

Privacy Laws.  The Legacy Parties acknowledge that certain information made available to Multi-Financial in connection with this Agreement and subsequent account transfers may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”).  The Legacy Parties jointly and severally represent and warrant that any disclosure to Multi-Financial is consistent with and permitted by Legacy’s privacy policy, and that any disclosures to Multi-Financial have been affirmatively consented to by the individual customer or client to the extent required.  Multi-Financial agrees: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the Legacy Parties to provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

7.2

Public Disclosure.  Neither Multi-Financial, the Legacy Parties nor any respective affiliate, director, officer, employee or agent of any of them, shall make an announcement or other disclosure of existence or terms this Agreement, in whole or in part, or of the possible transactions that are contemplated hereby to the public or to any third party other than with the prior written consent of the other parties; provided, however, that any party may make a public announcement which it reasonably believes is required by law if it has been unable to obtain the foregoing consent on a timely basis after a reasonably diligent effort.

ARTICLE VIII

Miscellaneous

8.1

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail and addressed to the intended recipient as set forth below

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

If to Multi-Financial, to:

Multi-Financial Securities Corporation

1290 Broadway

Denver, CO  80203

Attn:  President

with a copy (which shall not constitute notice) to:

ING Americas Legal Services

5780 Powers Ferry Road

Atlanta, Georgia 30327

Attn: Corporate General Counsel

If to the Legacy Parties to:

Regan Holding Corp.

2090 Marina Avenue

Petaluma, CA  94954

Attn:  President

8.2

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of representation, warranty or covenant.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3

Expenses. Whether or not this Agreement is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.4

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto except that Multi-Financial may sell, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Transferred Representatives and Accounts and enter into contractual relationships with Bank Clients. Any purported assignment in violation of this Section 7.4 shall be void and of no effect.

8.5

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, disregarding the conflict of laws principles thereof.  The venue for dispute resolution shall be in the County of Denver in the State of Colorado.

8.6

Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.7

Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile signature), each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Representative and Account

Multi-Financial Securities Corporation/Regan/Legacy

May 31, 2007

Transfer Agreement

8.8

Entire Agreement; Third Party Beneficiaries. This Agreement and the other agreements between the parties contemplated hereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. The Exhibits and Schedules hereto are an integral part hereof and are incorporated by reference herein for all purposes. Neither this Agreement nor any provision hereof shall confer upon any Person other than the parties hereto any rights or remedies hereunder (except for the Indemnified Parties’ rights to indemnification pursuant to Article V).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MULTI-FINANCIAL SECURITIES CORPORATION

By:

/s/  Patrick McEvoy

Name/Title:     Patrick McEvoy, President & CEO

REGAN HOLDING CORP.

By:

/s/  R. Preston Pitts

Name/Title:     R. Preston Pitts, President

LEGACY FINANCIAL SERVICES, INC.

By:

/s/  Larry Qvistgaard

Name/Title:     Larry Qvistgaard, Vice-President &

          Chief Compliance Officer

LEGACY ADVISORY SERVICES, INC.

By:

/s/  Larry Qvistgaard

Name/Title:     Larry Qvistgaard, Vice-President &

         Chief Compliance Officer